Exhibit 99.1

Chubb Limited Bärengasse 32 CH-8001 Zurich Switzerland	www.chubb.com @Chubb

News Release

Chubb Reports Third Quarter Per Share Net Income and Record

Core Operating Income of $4.95 Each, Up 161.9% and 58.1%,

Respectively; Consolidated Net Premiums Written of $13.1 Billion,

Up 9.1%, with Global P&C Up 12.3%; P&C Combined Ratio of 88.4%;

Year-to-Date Net Income Per Share of $13.79, Up 48.9%, and Record

Core Operating Income Per Share of $14.27, Up 27.5%

●

Net income and core operating income were each $2.04 billion, up 157.8% and 55.4%, respectively. For the nine months, net income was $5.73 billion, up 45.5%, and core operating income was a record $5.93 billion, up 24.7%.

●

P&C net premiums written in the quarter were up 8.4%. Global P&C, which excludes Agriculture, was up 12.3%, with commercial insurance up 10.3% and consumer insurance up 17.6%. North America was up 8.9%, including growth of 9.6% in personal insurance and 8.7% in commercial insurance with P&C lines up 10.5% and financial lines up 1.1%. Overseas General was up 21.4%, with growth of 28.4% in consumer insurance and 17.0% in commercial insurance. The consolidation of Huatai P&C contributed 2.2 percentage points and 7.5 percentage points to Global P&C and Overseas General net premiums written growth, respectively.

●

Agriculture net premiums written declined 11.7%, primarily reflecting the timing of premium recognition this year versus last year. For the nine months, Agriculture net premiums written increased 2.3%.

●

P&C underwriting income in the quarter was $1.31 billion, up 83.8%, with a combined ratio of 88.4%. P&C current accident year underwriting income excluding catastrophe losses was a record $1.78 billion, with a combined ratio of 84.3%.

●

Global P&C underwriting income, which excludes Agriculture, was $1.20 billion, up 117.2%, with a combined ratio of 87.6%. Global P&C current accident year underwriting income excluding catastrophe losses was a record $1.66 billion, with a combined ratio of 83.0%.

●

Agriculture underwriting income was $105 million, with a combined ratio of 93.2% in the quarter, bringing the year-to-date combined ratio to 91.7%. The combined ratio in the quarter increased 2.6 percentage points, as the company trued up its loss estimates to reflect its projected profit and loss for the current crop year. Estimated development for the current crop year was recognized this quarter compared to the fourth quarter in the prior year.

●

Life Insurance net premiums written increased 14.9%. International life insurance net premiums written were $1.21 billion, up 19.7%. Life Insurance segment income was $288 million. The consolidation of Huatai Life contributed 14.8 percentage points growth to International Life net premiums written.

●	Pre-tax net investment income in the quarter was $1.31 billion, up 34.2%, and adjusted net investment income was $1.41 billion, up 34.2%. Both were records.

●	Annualized return on equity (ROE) was 15.5% and annualized core operating ROE was 13.5%. Annualized core operating return on tangible equity (ROTE) was 21.2%.

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Chubb Limited News Release

Effective July 1, 2023, the company increased its aggregate ownership interest in Huatai Group (Huatai) to 69.6% and applied consolidation accounting beginning in the third quarter. In this release, business activity for, and the financial position of, Huatai is reported at 100%, as required, except for core operating income, net income, book value, tangible book value, ROE, per share data, and certain other key metrics, which include only the company’s ownership interest and exclude the non-controlling interest. For a summary of the financial impact of Huatai, refer to page 37 in the Q3 2023 Chubb Limited Financial Supplement.

ZURICH – October 24, 2023 – Chubb Limited (NYSE: CB) today reported net income and core operating income for the quarter ended September 30, 2023 of $2.04 billion each, or $4.95 per share. Book value per share and tangible book value per share decreased 0.3% and 10.2%, respectively, from June 30, 2023, and now stand at $128.37 and $70.89, respectively. Book value benefited from a one-time after-tax net realized and unrealized gain of $727 million, principally reflecting the discontinuation of the equity method of accounting upon the consolidation of Huatai. Book value was unfavorably impacted by after-tax net realized and unrealized losses of $2.18 billion in the company’s investment portfolio, principally due to the mark-to-market impact of rising interest rates in the fixed income portfolio. In addition, tangible book value included the adverse impact of $3.17 billion after-tax for Chubb’s portion of goodwill and other intangible assets related to the consolidation of Huatai. Book value per share and tangible book value per share excluding AOCI increased 2.6% and decreased 4.2%, respectively, from June 30, 2023.

Chubb Limited

Third Quarter Summary

(in millions of U.S. dollars, except per share amounts and ratios)

(Unaudited)

		As Adjusted			As Adjusted

				(Per Share)
	2023	2022	Change	2023	2022	Change

Net income	$2,043	$792	157.8%	$4.95	$1.89	161.9%

Cigna integration expenses and other, net of tax	12	17	(29.4)%	0.02	0.04	(50.0)%

Adjusted net realized (gains) losses, net of tax	(46)	574	NM	(0.10)	1.37	NM

Market risk benefits (gains) losses, net of tax	32	(69)	NM	0.08	(0.17)	NM

Core operating income, net of tax	$2,041	$1,314	55.4%	$4.95	$3.13	58.1%

Annualized return on equity (ROE)	15.5%	6.4%

Core operating return on tangible equity (ROTE)	21.2%	14.1%

Core operating ROE	13.5%	9.2%

“As Adjusted”: Financial data for 2022 is adjusted, as applicable, and presented in accordance with the LDTI U.S. GAAP guidance adopted on 1/1/2023. Refer to page 8 for additional information.

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Chubb Limited News Release

For the nine months ended September 30, 2023, net income was $5.73 billion, or $13.79 per share, and core operating income was $5.93 billion, or $14.27 per share. Book value per share increased 5.4% and tangible book value per share decreased 2.2% from December 31, 2022. Book value was unfavorably impacted by after-tax net realized and unrealized losses of $1.7 billion in the company’s investment portfolio. In addition, tangible book value included the adverse impact of $3.17 billion after tax for Chubb’s portion of goodwill and other intangible assets related to the consolidation of Huatai. Book value per share and tangible book value per share excluding AOCI increased 7.0% and increased 2.0%, respectively, from December 31, 2022.

Chubb Limited

Nine Months Ended Summary

(in millions of U.S. dollars, except per share amounts and ratios)

(Unaudited)

		As Adjusted			As Adjusted

				(Per Share)

	2023	2022	Change	2023	2022	Change

Net income	$5,728	$3,935	45.5%	$13.79	$9.26	48.9%

Cigna integration expenses and other, net of tax	42	33	27.3%	0.10	0.08	25.0%

Adjusted net realized (gains) losses, net of tax	3	872	NM	0.01	2.05	NM

Market risk benefits (gains) losses, net of tax	154	(85)	NM	0.37	(0.20)	NM

Core operating income, net of tax	$5,927	$4,755	24.7%	$14.27	$11.19	27.5%

Annualized return on equity (ROE)	14.8%	9.9%

Core operating return on tangible equity (ROTE)	21.1%	17.1%

Core operating ROE	13.3%	11.1%

For the nine months ended September 30, 2023 and 2022, the tax expenses (benefits) related to the table above were $(164) million and $(110) million, respectively, for adjusted net realized gains and losses; and $1.36 billion and $1.03 billion, respectively, for core operating income.

Evan G. Greenberg, Chairman and Chief Executive Officer of Chubb Limited, commented: “We had another outstanding quarter which contributed to a record nine months. Our performance in the quarter included double-digit Global P&C premium revenue growth, world-class P&C underwriting results, record net investment income, and strong life operating income. Over $2 billion of core operating income led to per-share earnings growth of 58.1% for the quarter and 27.5% for the year. Annualized core operating ROE was 13.5%, with a return on tangible equity of 21.2%. In the quarter, we increased our ownership in Huatai Group, now at 72%, and consolidated results, which were accretive to EPS and ROE.

“P&C underwriting income of $1.3 billion this quarter was up almost 84%. Our underwriting results were driven by strong P&C earned premium growth, excellent current accident year underwriting margins inclusive of catastrophe losses, and favorable prior period reserve development in both North America and Overseas General. The published calendar year combined ratio was 88.4% while the Global P&C current accident year combined ratio excluding CATs was 83%.

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Chubb Limited News Release

“Adjusted net investment income of $1.4 billion was up $361 million, or 34%, over prior year. Our investment income continues to grow quickly as we reinvest our strong cash flow at higher rates and compound income in our predominantly fixed-income, relatively short-duration portfolio. Our operating cash flow this quarter was a record $4.7 billion.

“Global P&C premium growth was 12.3%, with commercial lines up 10.3% and consumer lines up 17.6%. In North America commercial, property and casualty premiums were up 10.5% while financial lines were up 1%. Our very large U.S. middle market business had its best growth of the year at 16.3%. Our market-leading high-net-worth personal lines business had another outstanding quarter with growth of 9.6%. Our Overseas General division had a great quarter with premiums up 21.4%, including double-digit growth in Europe, Asia Pacific, and Latin America. Huatai contributed 7.5 percentage points to Overseas General’s growth. In our Asia-focused international life business, premiums were up nearly 20%, including the impact of Huatai.

“In aggregate, rates and price increases in our commercial P&C lines of business remained strong in the quarter globally. Pricing was up 13.9% in North America and 11.7% in our international business. Financial lines pricing was down in North America and up modestly overseas. In North America and Overseas General, P&C pricing exceeded loss cost trends, which were stable in the quarter. We are vigilant and disciplined and are staying on top of loss cost inflation.

“We are confident in our ability to continue growing revenue and operating earnings, which in turn drive EPS, through the three engines of P&C underwriting income, investment income, and life income.”

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Chubb Limited News Release

Operating highlights for the quarter ended September 30, 2023 were as follows:

		As Adjusted

Chubb Limited	Q3	Q3

(in millions of U.S. dollars except for percentages)	2023	2022	Change

Consolidated

Net premiums written (increase of 8.4% in constant dollars)	$13,104	$12,012	9.1%

P&C

Net premiums written (increase of 7.6% in constant dollars)	$11,652	$10,747	8.4%

Underwriting income	$1,305	$710	83.8%

Combined ratio	88.4%	93.1%

Current accident year underwriting income excluding catastrophe losses	$1,775	$1,646	7.8%

Current accident year combined ratio excluding catastrophe losses	84.3%	84.0%

Global P&C (excludes Agriculture)

Net premiums written (increase of 11.2% in constant dollars)	$10,131	$9,024	12.3%

Underwriting income	$1,200	$552	117.2%

Combined ratio	87.6%	93.6%

Current accident year underwriting income excluding catastrophe losses	$1,661	$1,448	14.6%

Current accident year combined ratio excluding catastrophe losses	83.0%	83.2%

Life Insurance

Net premiums written (increase of 15.2% in constant dollars)	$1,452	$1,265	14.9%

Segment income (increase of 14.7% in constant dollars)	$288	$252	14.8%

•	Consolidated net premiums earned increased 9.9%, or 9.0% in constant dollars. P&C net premiums earned increased 9.2%, or 8.1% in constant dollars.

•	Operating cash flow was a record $4.68 billion for the quarter.

•

Total pre-tax and after-tax P&C catastrophe losses, net of reinsurance and including reinstatement premiums, were $670 million (6.0 percentage points of the combined ratio) and $544 million, respectively, compared with $1.16 billion (11.3 percentage points of the combined ratio) and $949 million, respectively, last year.

•	Total pre-tax and after-tax favorable prior period development were $200 million and $116 million, respectively, compared with $222 million and $162 million, respectively, last year.

•	Total capital returned to shareholders in the quarter was $958 million, including share repurchases of $606 million at an average purchase price of $205.44 per share, and dividends of $352 million.

•

On October 1, 2023, the company increased its ownership in Huatai with the closing of an incremental 2.5% interest, bringing its total aggregate interest in Huatai to 72.1%. The company expects the ownership to increase further during the fourth quarter.

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Chubb Limited News Release

•

In the third quarter, Huatai contributed 2.9 percentage points to consolidated net premiums written growth. Huatai was accretive to third quarter 2023 results as follows: $0.12, or 2.5%, to core operating income per share; 1.3 percentage points to book value per share and 0.3 percentage points to core operating return on equity.

•

On July 1, 2023, the consolidation of Huatai added $5.05 billion pre-tax to goodwill and other intangible assets, of which $3.52 billion pre-tax, or $3.23 billion after tax, is attributable to Chubb which resulted in dilution of tangible book value per share excluding AOCI of 7.5 percentage points. The company expects to earn back goodwill and other intangible assets in less than five months.

Details of financial results by business segment are available in the Chubb Limited Financial Supplement. Key segment items for the quarter ended September 30, 2023 are presented below:

		As Adjusted
Chubb Limited	Q3	Q3
(in millions of U.S. dollars except for percentages)	2023	2022	Change

Total North America P&C Insurance
(Comprising NA Commercial P&C Insurance, NA Personal P&C Insurance and NA Agricultural Insurance)
Net premiums written	$8,180	$7,837	4.4%
Combined ratio	87.1%	90.7%
Current accident year combined ratio excluding catastrophe losses	83.0%	82.4%

North America Commercial P&C Insurance
Net premiums written	$5,132	$4,722	8.7%
Major accounts retail and excess and surplus (E&S) wholesale	$3,075	$2,869	7.2%
Middle market and small commercial	$2,057	$1,853	11.0%
Combined ratio	84.2%	90.9%
Current accident year combined ratio excluding catastrophe losses	81.1%	81.1%

North America Personal P&C Insurance
Net premiums written	$1,527	$1,392	9.6%
Combined ratio	90.3%	90.1%
Current accident year combined ratio excluding catastrophe losses	78.9%	79.5%

North America Agricultural Insurance
Net premiums written	$1,521	$1,723	(11.7)%
Combined ratio	93.2%	90.6%
Current accident year combined ratio excluding catastrophe losses	92.7%	88.2%

Overseas General Insurance
Net premiums written (increase of 17.3% in constant dollars)	$3,211	$2,645	21.4%
Commercial P&C (increase of 14.6% in constant dollars)	$1,901	$1,625	17.0%
Consumer P&C (increase of 21.4% in constant dollars)	$1,310	$1,020	28.4%
Combined ratio	87.0%	88.5%
Current accident year combined ratio excluding catastrophe losses	84.8%	85.1%

Life Insurance
Net premiums written (increase of 15.2% in constant dollars)	$1,452	$1,265	14.9%
Segment income (increase of 14.7% in constant dollars)	$288	$252	14.8%

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Chubb Limited News Release

•

North America Commercial P&C Insurance: Net premiums written increased 8.7% with P&C lines up 10.5% and financial lines were up 1.1%. The combined ratio decreased 6.7 percentage points, primarily reflecting lower catastrophe losses. The current accident year combined ratio excluding catastrophe losses was flat year-over-year, reflecting a 0.4 percentage point decrease in the loss ratio and a 0.4 percentage point increase in the expense ratio primarily from higher pension expenses reflecting financial market conditions at the time of valuation late in 2022.

•

North America Personal P&C Insurance: The combined ratio increased 0.2 percentage points, primarily reflecting higher catastrophe losses and lower favorable prior period development. The current accident year combined ratio excluding catastrophe losses decreased 0.6 percentage point, including a 1.2 percentage point decrease in the loss ratio and a 0.6 percentage point increase in the expense ratio. The increase in the expense ratio is primarily from higher pension expenses as noted above.

•

Overseas General Insurance: The combined ratio decreased 1.5 percentage points reflecting higher favorable prior period development in the quarter. The current accident year combined ratio excluding catastrophe losses decreased 0.3 percentage point, including a 1.1 percentage point decrease in the expense ratio and a 0.8 percentage point increase in the loss ratio in part from both mix of business and higher losses in automobile.

•	Life Insurance: Segment income was $288 million, up 14.8%, including earnings from Huatai and higher net investment income.

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Chubb Limited News Release

All comparisons are with the same period last year unless otherwise specifically stated.

Please refer to the Chubb Limited Financial Supplement, dated September 30, 2023, which is posted on the company’s investor relations website, investors.chubb.com, in the Financials section for more detailed information on individual segment performance, together with additional disclosure on reinsurance recoverable, loss reserves, investment portfolio, and debt and capital.

Chubb Limited will hold its third quarter earnings conference call on Wednesday, October 25, 2023 beginning at 8:30 a.m. Eastern. The earnings conference call will be available via live webcast at investors.chubb.com or by dialing 877-400-4403 (within the United States) or 332-251-2601 (international), passcode 1641662. Please refer to the Chubb website under Events and Presentations for details. A replay will be available after the call at the same location. To listen to the replay, please click here to register and receive dial-in numbers.

“As Adjusted”: Effective January 1, 2023, the company adopted the Long-Duration Targeted Improvements (LDTI) U.S. GAAP guidance, which principally impacted the Life Insurance segment. LDTI requires more frequent updating of assumptions and a standardized discount rate for long-duration contracts, a requirement to use the fair value measurement model for policies with market risk benefits, and amortization of deferred acquisition costs on a constant level basis. Under LDTI, the company’s reinsurance programs covering variable annuity guarantees (principally guaranteed minimum death benefits and guaranteed minimum income benefits) meet the definition of market-risk benefits (MRB) and are measured at fair value and are now reported within “Market risk benefits” in the financial statements. The impact to 2022 results was immaterial.

About Chubb

Chubb is the world’s largest publicly traded property and casualty insurance company. With operations in 54 countries and territories, Chubb provides commercial and personal property and casualty insurance, personal accident and supplemental health insurance, reinsurance and life insurance to a diverse group of clients. As an underwriting company, we assess, assume and manage risk with insight and discipline. We service and pay our claims fairly and promptly. The company is also defined by its extensive product and service offerings, broad distribution capabilities, exceptional financial strength and local operations globally. Parent company Chubb Limited is listed on the New York Stock Exchange (NYSE: CB) and is a component of the S&P 500 index. Chubb maintains executive offices in Zurich, New York, London, Paris and other locations, and employs approximately 40,000 people worldwide. Additional information can be found at: www.chubb.com.

Investor Contact

Karen Beyer: (212) 827-4445; karen.beyer@chubb.com

Media Contact

Jeffrey Zack: (212) 827-4444; jeffrey.zack@chubb.com

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Chubb Limited News Release

Regulation G – Non-GAAP Financial Measures

In presenting our results, we included and discussed certain non-GAAP measures. These non-GAAP measures, which may be defined differently by other companies, are important for an understanding of our overall results of operations and financial condition. However, they should not be viewed as a substitute for measures determined in accordance with generally accepted accounting principles (GAAP).

Throughout this document there are various measures presented on a constant-dollar basis (i.e., excludes the impact of foreign exchange). We believe it is useful to evaluate the trends in our results exclusive of the effect of fluctuations in exchange rates between the U.S. dollar and the currencies in which our international business is transacted, as these exchange rates could fluctuate significantly between periods and distort the analysis of trends. The impact is determined by assuming constant foreign exchange rates between periods by translating prior period results using the same local currency exchange rates as the comparable current period.

Adjusted net investment income is net investment income excluding the amortization of the fair value adjustment on acquired invested assets from certain acquisitions of $9 million and $6 million in Q3 2023 and Q3 2022, respectively, and including investment income of $92 million and $69 million in Q3 2023 and Q3 2022, respectively, from partially owned investment companies (private equity partnerships) where our ownership interest is in excess of 3% that are accounted for under the equity method. The amortization of the fair value adjustment on acquired invested assets was $14 million and $36 million for the nine months ended September 30, 2023 and 2022, respectively, and the investment income from private equity partnerships was $276 million and $180 million for the nine months ended September 30, 2023 and 2022, respectively. The mark-to-market movement on these private equity partnerships are included in adjusted net realized gains (losses) as described below. We believe this measure is meaningful as it highlights the underlying performance of our invested assets and portfolio management in support of our lines of business.

Adjusted net realized gains (losses), net of tax, includes net realized gains (losses) and net realized gains (losses) recorded in other income (expense) related to unconsolidated subsidiaries, and excludes realized gains and losses on crop derivatives. These derivatives were purchased to provide economic benefit, in a manner similar to reinsurance protection, in the event that a significant decline in commodity pricing impacts underwriting results. We view gains and losses on these derivatives as part of the results of our underwriting operations, and therefore realized gains (losses) from these derivatives are reclassified to adjusted losses and loss expenses.

P&C underwriting income is calculated by subtracting adjusted losses and loss expenses, adjusted policy benefits, policy acquisition costs and administrative expenses from net premiums earned by our P&C operations. We use underwriting income (loss) and operating ratios to monitor the results of our operations without the impact of certain factors, including net investment income, other income (expense), interest expense, amortization expense of purchased intangibles, income tax expense and adjusted net realized gains (losses).

P&C current accident year underwriting income excluding catastrophe losses is P&C underwriting income adjusted to exclude catastrophe losses and prior period development (PPD). We believe it is useful to exclude catastrophe losses, as they are not predictable as to timing and amount, and PPD as these unexpected loss developments on historical reserves are not indicative of our current underwriting performance. We believe the use of these measures enhances the understanding of our results of operations by highlighting the underlying profitability of our insurance business.

Core operating income, net of tax, relates only to Chubb income, which excludes noncontrolling interests. It excludes from Chubb net income attributable to Chubb the after-tax impact of adjusted net realized gains (losses), market risk benefit gains (losses), Cigna integration expenses, the amortization of fair value adjustment of acquired invested assets and long-term debt related to certain acquisitions. We believe this presentation enhances the understanding of our results of operations by highlighting the underlying profitability of our insurance business. We exclude adjusted net realized gains (losses) because the amount of these gains (losses) are heavily influenced by, and fluctuate in part according to, the availability of market opportunities. We exclude the amortization of fair value adjustments on purchased invested assets and long-term debt related to certain acquisitions due to the size and complexity of these acquisitions. We also exclude Cigna integration expenses, which are incurred by the overall company and are included in

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Chubb Limited News Release

Corporate. These expenses include legal and professional fees and all other costs directly related to the integration activities of the Cigna acquisition. The costs are not related to the on-going activities of the individual segments and are therefore also excluded from our definition of segment income. We believe these integration expenses are not indicative of our underlying profitability, and excluding these integration expenses facilitates the comparison of our financial results to our historical operating results. References to core operating income measures mean net of tax, whether or not noted.

Core operating return on equity (ROE) and Core operating return on tangible equity (ROTE) are annualized non-GAAP financial measures. The numerator includes core operating income (loss), net of tax. The denominator includes the average Chubb shareholders’ equity for the period adjusted to exclude unrealized gains (losses) on investments, current discount rate on future policy benefits (FPB), and instrument-specific credit risk on MRB, net of tax. For the ROTE calculation, the denominator is also adjusted to exclude Chubb goodwill and other intangible assets, net of tax. These measures enhance the understanding of the return on shareholders’ equity by highlighting the underlying profitability relative to shareholders’ equity and tangible equity excluding the effect of unrealized gains and losses on our investments that are heavily influenced by available market opportunities. We believe ROTE is meaningful because it measures the performance of our operations without the impact of goodwill and other intangible assets.

P&C combined ratio is the sum of the loss and loss expense ratio, acquisition cost ratio and the administrative expense ratio excluding the life business and including the realized gains and losses on the crop derivatives, as noted above.

P&C current accident year combined ratio excluding catastrophe losses excludes the impact of P&C catastrophe losses and PPD from the P&C combined ratio. We believe this measure provides a better evaluation of our underwriting performance and enhances the understanding of the trends in our property and casualty business that may be obscured by these items.

Global P&C performance metrics comprise consolidated operating results (including corporate) and exclude the operating results of the company’s Life Insurance and North America Agricultural Insurance segments. The agriculture insurance business is a different business in that it is a public sector and private sector partnership in which insurance rates, premium growth, and risk-sharing is not market-driven like the remainder of the company’s P&C insurance business. We believe that these measures are useful and meaningful to investors as they are used by management to assess the company’s global P&C operations which are the most economically similar. We exclude the North America Agricultural Insurance and Life Insurance segments because the results of these businesses do not always correlate with the results of our global P&C operations.

Tangible book value per common share is Chubb shareholders’ equity less goodwill and other intangible assets, net of tax, divided by the shares outstanding. We believe that goodwill and other intangible assets are not indicative of our underlying insurance results or trends and make book value comparisons to less acquisitive peer companies less meaningful.

Book value per share and tangible book value per share excluding accumulated other comprehensive income (loss) (AOCI), excludes AOCI from the numerator because it eliminates the effect of items that can fluctuate significantly from period to period, primarily based on changes in interest rates and foreign currency movement, to highlight underlying growth in book and tangible book value.

See the reconciliation of Non-GAAP Financial Measures on pages 29-35 in the Financial Supplement. These measures should not be viewed as a substitute for measures determined in accordance with GAAP, including premium, net income, book value, return on equity, and net investment income.

NM - not meaningful comparison

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Chubb Limited News Release

Cautionary Statement Regarding Forward-Looking Statements:

Forward-looking statements made in this press release, such as those related to company performance, pricing, growth opportunities, economic and market conditions, the timing of Huatai ownership increases, and our expectations and intentions and other statements that are not historical facts, reflect our current views with respect to future events and financial performance and are made pursuant to the safe harbor provisions of the Private Securities Litigation Reform Act of 1995. Such statements involve risks and uncertainties that could cause actual results to differ materially, including without limitation, the following: competition, pricing and policy term trends, the levels of new and renewal business achieved, the frequency and severity of unpredictable catastrophic events, actual loss experience, uncertainties in the reserving or settlement process, integration activities and performance of acquired companies, loss of key employees or disruptions to our operations, new theories of liability, judicial, legislative, regulatory and other governmental developments, litigation tactics and developments, investigation developments and actual settlement terms, the amount and timing of reinsurance recoverable, credit developments among reinsurers, rating agency action, infection rates and severity of pandemics, including COVID-19, and their effects on our business operations and claims activity, possible terrorism or the outbreak and effects of war, economic, political, regulatory, insurance and reinsurance business conditions, potential strategic opportunities including acquisitions and our ability to achieve and integrate them, as well as management’s response to these factors, and other factors identified in our filings with the Securities and Exchange Commission (SEC). Readers are cautioned not to place undue reliance on these forward-looking statements, which speak only as of the dates on which they are made. We undertake no obligation to publicly update or revise any forward-looking statements, whether as a result of new information, future events or otherwise.

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Chubb Limited News Release

 Chubb Limited

 Summary Consolidated Balance Sheets

 (in millions of U.S. dollars, except per share data)

 (Unaudited)

		As Adjusted

	September 30 2023	December 31 2022

Assets
Investments	$129,961	$113,551
Cash	2,586	2,012
Insurance and reinsurance balances receivable	13,907	11,933
Reinsurance recoverable on losses and loss expenses	19,750	18,859
Goodwill and other intangible assets ($24,900 represents Chubb portion as of 9/30/2023)	26,398	21,669
Other assets	30,146	30,993

Total assets	$222,748	$199,017

Liabilities
Unpaid losses and loss expenses	$79,705	$75,747
Unearned premiums	22,684	19,713
Other liabilities	62,855	53,038

Total liabilities	165,244	148,498

Shareholders’ equity
Chubb shareholders’ equity, excl. AOCI	63,891	60,704
Accumulated other comprehensive income (loss) (AOCI)	(11,518)	(10,185)

Chubb shareholders’ equity	52,373	50,519
Noncontrolling interests	5,131	-

Total shareholders’ equity	57,504	50,519

Total liabilities and shareholders’ equity	$222,748	$199,017

Book value per common share	$128.37	$121.85
Tangible book value per common share	$70.89	$72.51
Book value per common share, excl. AOCI	$156.60	$146.42
Tangible book value per common share, excl. AOCI	$96.83	$94.90

Chubb®, Chubb logo® and Chubb. Insured.SM are trademarks of Chubb.	12

Chubb Limited News Release

Chubb Limited Summary Consolidated Financial Data (in millions of U.S. dollars, except share, per share data, and ratios) (Unaudited)
	Three Months Ended September 30		Nine Months Ended September 30
		As Adjusted		As Adjusted

	2023	2022	2023	2022
Gross premiums written	$15,996	$15,006	$43,880	$39,538
Net premiums written	13,104	12,012	35,765	31,494
Net premiums earned	12,674	11,530	33,815	29,816
Losses and loss expenses	7,106	7,063	17,937	16,833
Policy benefits	938	707	2,565	1,441
Policy acquisition costs	2,178	1,970	6,142	5,415
Administrative expenses	1,060	883	2,959	2,479
Net investment income	1,314	979	3,566	2,689
Net realized gains (losses)	(103)	(456)	(484)	(936)
Market risk benefits gains (losses)	(32)	69	(154)	85
Interest expense	174	150	499	416
Other income (expense):
Gains (losses) from separate account assets	(19)	(67)	(56)	(116)
Other	173	(135)	606	125
Amortization of purchased intangibles	84	69	226	211
Cigna integration expenses	14	23	51	26
Income tax expense	413	263	1,189	907

Net income	$2,040	$792	$5,725	$3,935
Less: noncontrolling interests income	(3)	-	(3)	-

Chubb net income	$2,043	$792	$5,728	$3,935

Diluted earnings per share:
Chubb net income	$4.95	$1.89	$13.79	$9.26
Core operating income	$4.95	$3.13	$14.27	$11.19

Weighted average shares outstanding	412.6	419.6	415.4	425.0

P&C combined ratio
Loss and loss expense ratio	64.0%	69.6%	60.9%	62.0%
Policy acquisition cost ratio	16.9%	16.6%	17.8%	17.7%
Administrative expense ratio	7.5%	6.9%	8.1%	7.8%

P&C combined ratio	88.4%	93.1%	86.8%	87.5%

P&C underwriting income	$1,305	$710	$3,943	$3,434

Chubb®, Chubb logo® and Chubb. Insured.SM are trademarks of Chubb.	13